LAURUS MASTER FUND, LTD.
                       c/o Laurus Capital Management, LLC
                          825 Third Avenue, 14th Floor
                            New York, New York 10022


                                                         May 30, 2006

National Investment Managers Inc.
830 Third Avenue
14th Floor
New York, NY 10022
Attn: Mr. Leonard A. Neuhaus


      Re:   Restricted Account: Account Number - 270-405-6304
      Account Name: National Investment Managers Inc., maintained at North Fork Bank (the "Restricted Account").


      Reference is made to (i) that certain Securities Purchase Agreement, dated as of May 30_, 2006 (as amended, modified or supplemented from time to time, the "Purchase Agreement"), by and between National Investment Managers Inc., a Florida corporation (the "Company"), and Laurus Master Fund, Ltd. (the "Purchaser") and (ii) that certain Restricted Account Agreement, dated as of May 30, 2006 (as amended, modified or supplemented from time to time, the "Restricted Account Agreement"), by and among the Company, Laurus and North Fork Bank (the "Bank"). Capitalized terms used but not defined herein shall have the meanings ascribed them in the Purchase Agreement or the Restricted Account Agreement, as applicable. Pursuant to Section 3.2 of the Purchase Agreement, the Purchaser is required to place $7,000,000 in the Restricted Account, and, subject to the provisions of this letter, the Purchase Agreement and any Related Agreement, maintain such amount in the Restricted Account in accordance with the terms of this Agreement, the Restricted Account Agreement and the Note as security for the performance of the Company's obligations to the Purchaser.

      The Purchaser and the Company desire to clarify certain aspects regarding the use of funds contained in the Restricted Account. The Company and/or a Subsidiary of the Company intends to acquire (each, an "Acquisition") equity interests of other entities or persons (each, an "Acquired Entity"). In connection with certain Acquisitions, for good consideration, the receipt and sufficiency of which is here acknowledged, the Company and the Purchaser agree that, so long as (i) no Event of Default (as defined in the Note) then exists or results from any such release, and (ii) the Company has provided the Purchaser with (a) financial statements and calculations satisfactory to the Purchaser setting forth the Acquired Entity Consolidated EBITDA (as defined below) for the most recently ended fiscal year and (b) unaudited financial statements and calculations satisfactory to the Purchaser setting forth the Acquired Entity Consolidated EBITDA for all months that have elapsed since the end of the last fiscal year, the Purchaser shall direct the Bank, pursuant to a Release Notice (as defined in the Restricted Account Agreement), to wire an amount of funds determined in the Purchaser's sole discretion from the Restricted Account to such bank account as the Company may direct the Purchaser in writing. Notwithstanding the foregoing, in no event shall Laurus release funds from the Restricted Account unless and until the Company has provided the Purchaser with evidence that it has definitive documentation (the "Equity Documents") to consummate an equity raise of at least three and a half million dollars ($3,500,000), or such lesser amount as is proportionate to the cash portion of the purchase price for each such Acquisition (an "Equity Transaction"), and the terms and conditions of such Equity Documents are acceptable to Laurus in its sole discretion. For the purposes of this letter agreement, "Acquired Entity Consolidated EBITDA" shall mean, with respect to any Acquired Entity or Acquired Entities, taken on a consolidated basis, net income before giving effect to interest, taxes, depreciation and amortization, as adjusted to account for normalized seller compensation and seller expenses; provided that the calculation of Acquired Entity Consolidated EBITDA shall be reviewed by the Company's auditors and be satisfactory to the Purchaser in all respects. The Purchaser shall not be under any obligation to release any amounts pursuant to this paragraph and the release of such amounts shall be in the Purchaser's sole and absolute discretion.

                  The Purchaser agrees to provide the Company with notice regarding any instructions given by the Purchaser to the Bank with respect to the Restricted Account. This letter may not be amended or waived except by an instrument in writing signed by the Company and the Purchaser. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. This letter shall be governed by, and construed in accordance with, the laws of the State of New York. This letter sets forth the entire agreement between the parties hereto as to the matters set forth herein and supersede all prior communications, written or oral, with respect to the matters herein.

      If the foregoing meets with your approval please signify your acceptance of the terms hereof by signing below.

                                                      Signed,

                                                      LAURUS MASTER FUND, LTD.


                                                      By:____________________
                                                      Name:
                                                      Title:


Agreed and Accepted this 30th day of May, 2006.

NATIONAL INVESTMENT MANAGERS INC.
By:_____________________
Name:
Title: